Description of Data File

Data controller and contact person	Tieto Corporation P.O.Box 2, FI-02101 Espoo www.tieto.com
	Anne Rontu anne.rontu (at) tieto.com + 358 (0)20 727 1740
Name of the register	**Registrants to the Extraordinary General Meeting of Tieto Corporation to be held on 3 September 2019**
Purpose for processing personal data or purpose of use of the register	Personal data is collected from persons who register to the Extraordinary General Meeting of Tieto Corporation to be held on 3 September 2019. The purpose for the collection of personal data is to enable shareholders of Tieto Corporation to register to the Extraordinary General Meeting and to ascertain a registrant's identity and his/her right to participate in the Extraordinary General Meeting. Further, the information is used for printing a list of participants, a voting list and ballots for the Extraordinary General Meeting and for arranging votings, if any. A list of participants will be annexed to the minutes of the Extraordinary General Meeting. The list is compiled based on a register of persons who arrive at the meeting. Euroclear Finland Ltd is the technical provider and maintainer of the registration service. Euroclear Finland Ltd saves the data log created when using the registration web page and may use such data for monitoring purposes, for ensuring the reliability of the service and for user statistics.
Data content of the register	In case a shareholder signs up for the Extraordinary General Meeting via Internet, Euroclear Finland Ltd will act as the technical facilitator of data collection. The following information can be collected through this service: name, personal ID or date of birth/business ID, address, telephone number, e-mail address, book-entry account number, number of shares and votes. When signing up in any other manner than via Internet, the data controller enters the participant's personal data into the system maintained by Euroclear Finland Ltd as specified in section Regular sources of information.
Regular sources of information	When signing up via Internet, a person enters information about himself or herself into the registration system. When signing up in any other manner, the person declares his or her name and personal ID/business ID to the data controller. The registration system compares the given information to a list of shareholders of Tieto Corporation maintained by Euroclear Finland Ltd, and retrieves the participant's shareholding data from such list of shareholders. In connection with authorizing a proxy or when an assistant is used, a person also enters the required personal information of the proxy and/or the assistant into the registration system.
Regular handing over of information and data transfers outside EU or European Economic Area	Information shall not be handed over.

tieto

Principles of protection of the register	**Manual data register** Manual data shall be kept in a locked space and is available only for authorized persons.
	Electronic data register Euroclear Finland Ltd is responsible for the technical maintenance of the register. The connection from a user's browser to Euroclear Finland Ltd's server is encrypted with SSL-technology. Technical data protection is being used in the registration system, by means of which the entered information remains unchanged and is available only for persons authorized to receive such information. Data protection technology includes, inter alia, communication encryption, monitoring of message integrity and user identification. Only certain persons have access to the data stored in the registration system. The data is protected by user ID and password.
Right of inspection	A shareholder is entitled to access, after having supplied sufficient search criteria, all data concerning himself/herself in the data file, or to receive a confirmation from the data controller that the data file does not contain any personal data concerning the shareholder. This confirmation can be requested either by email or by letter to the data contoller's contact person.
Right to demand correction of data and how corrections are carried out	The data controller shall, without undue delay, on its own initiative or at a shareholder's request, rectify, erase or supplement personal data contained in the personal data file, provided that such data is erroneous, unnecessary, incomplete or obsolete for the purposes of processing the data. The data controller shall also prevent the dissemination of such data, if this could compromise the protection of privacy of the shareholder or his/her rights. If the data controller refuses a shareholder's request concerning rectification of an error, a written certificate to this effect shall be issued by the data controller. The certificate must also mention the reasons for the refusal. In such an event, the shareholder may bring the matter to the attention of the Data Protection Ombudsman. The data controller shall notify all rectifications to recipients who have gained erroneous personal data and to the source of such erroneous personal data. However, there is no obligation to notify if doing so would be impossible or unreasonably difficult. Above described requests for rectification, which must be sufficiently detailed, shall be sent to the contact person of the data controller either by email or by letter.